Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated July 6, 2021, relating to the financial statements of BrightSpring Health Services, Inc. and subsidiaries, formerly known as PharMerica Corporation. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

November 2, 2021